EXHIBIT 5.1

[On Oracle Corporation Letterhead]

August 3, 2006

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am a Managing Counsel of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about July 26, 2006 in connection with the registration under the Securities Act of 1933, as amended, of 2,537,457 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of April 11, 2006 (as amended, the “Merger Agreement”), by and among Oracle Systems Corporation (formerly known as Oracle Corporation), Portal Software, Inc. and Potter Acquisition Corporation. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Portal Software, Inc. under the Portal Software, Inc. 1999 Stock Incentive Plan, the Portal Software, Inc. 2000 Supplemental Stock Option Plan and the Portal Software, Inc. 1995 Stock Option/Stock Issuance Plan, as amended and succeeded by the 1999 Stock Incentive Plan (each, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,

/s/ George Gucker
George Gucker Managing Counsel